Worthington Specialty Processing Announces Consolidation of Operations

COLUMBUS, Ohio – March 19, 2020 – Worthington Specialty Processing (WSP), a joint venture between Worthington Industries, Inc. (NYSE: WOR) and United States Steel Corporation (NYSE: X), today announced a plan to consolidate its operations. Under the consolidation plan, WSP will close its Canton, Mich., facility. Its two remaining facilities in Jackson and Taylor, Mich. will continue to operate. The closure of the Canton operation is expected to be complete by May 29, 2020. WSP processes wide-sheet steel primarily for the auto industry.

“Closing the Canton facility and consolidating operations is a move to bolster the ongoing competitiveness of WSP,” said Jeff Klingler, president of Worthington’s Steel Processing business. “We understand this can be a difficult time for employees and do not make these decisions lightly. Employees are encouraged to apply for open positions at Worthington facilities in the area. We will work with all employees to provide transitional services.”

WSP Canton has 91 employees. Approximately 66 positions will be impacted by the closure. The remaining positions provide centralized support services for WSP and will be moved to either Jackson or Taylor. WSP intends to sell the 195,000-square-foot processing center and the 250,000-square-foot distribution center located on Canton’s 30-acre property, as well as most of Canton’s fixed assets.

About Worthington Industries

Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company delivering innovative solutions to customers that span many industries including transportation, construction, industrial, agriculture, retail and energy. Worthington is North America’s premier value-added steel processor and producer of laser welded products; and a leading global supplier of pressure cylinders and accessories for applications such as fuel storage, water systems, outdoor living, tools and celebrations. The Company’s brands, primarily sold in retail stores, include Coleman®, Bernzomatic®, Balloon Time®, Mag Torch® and Well-X-Trol®. Worthington’s WAVE joint venture with Armstrong is the North American leader in innovative ceiling solutions.

Headquartered in Columbus, Ohio, Worthington operates 57 facilities in 15 states and six countries, sells into over 90 countries and employs approximately 9,000 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and practicing a shared commitment to transformation, Worthington makes better solutions possible for customers, employees, shareholders and communities.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act"). Statements by the Company relating to the expected closure timing and its ability to consolidate operations, improve competitiveness and sell facilities and assets, and other statements which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the Company's filings with the Securities and Exchange Commission.

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